Exhibit 2.2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”) dated as of March 16, 2005 is entered into by and among CORNELL COMPANIES, INC., a Delaware corporation (“Parent”), CORNELL ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), CORRECTIONAL SYSTEMS, INC., a Delaware corporation (the “Company”), and Infrastructure and Environmental Private Equity Fund III, L.P., a Delaware limited partnership (the “Stockholder Representative”).

WHEREAS, Parent, Merger Sub, Company and Stockholder Representative entered into an Agreement and Plan of Merger dated as of January 24, 2005 (the “Merger Agreement”);

WHEREAS, Parent and the Company have each submitted a proposal to the * to manage and/or operate a halfway house in *;

WHEREAS, Parent, Merger Sub and Company have agreed to increase the amount of severance payments permitted to be made under the Merger Agreement; and

WHEREAS, Parent, Merger Sub, Company and Stockholder Representative desire to amend the Merger Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Amendment.  The Merger Agreement is hereby amended as follows:

a.             Section 3.9 is amended by adding a new subsection (h) as follows:

“(h)         The Stockholders will be entitled to an additional payment of $100,000 in the event that (i) prior to the Effective Time, the * selects the Company to manage and/or operate a halfway house in * (the “* Halfway House”), and the * Halfway House contract (the “* Halfway House Contract”) is assigned to and assumed by Parent, an Affiliate of Parent or the Surviving Corporation at the Closing, or (ii) during the period commencing on the Effective Time through and including December 31, 2005, the Surviving Corporation, Parent or an Affiliate of Parent,

*Redacted to preserve the confidential information of the Company.

in connection with the * Halfway House, commences any activity relating to the construction or development of the real estate location referenced in the Company’s proposal to procure the * Halfway House Contract (the “Proposed * Halfway House Location”), which includes, without limitation, applying for any financing, hiring a third-party consultant to assist in the construction or development of the * Halfway House, or applying for any zoning variance at the Proposed * Halfway House Location (the “Commencement of Development Activities”).  Within 10 days following either (1) the assignment and assumption by Parent, an Affiliate of Parent or the Surviving Corporation of the * Halfway House Contract entered into with the Company, or (2) the Commencement of Development Activities, Parent shall pay $100,000 to the Paying Agent by wire transfer of immediately available funds, whereupon the Paying Agent shall immediately disburse the Proportionate Shares of such $100,000 payment to the Stockholders who have surrendered their Certificates in connection with Section 3.1 and the holders of the Eligible Terminated Options.”

b.             Section 6.7 is amended by (i) deleting the amount “$357,707.17” and substituting the amount “$390,604.46” therefor, (ii) deleting the amount “$307,229.38” and substituting the amount “$335,484.38” therefor, and (iii) deleting the amount “$50,477.79” and substituting the amount “$55,120.08” therefor.

c.             The definition of “Adjustment Amount” in Exhibit A is amended by deleting the amount “$880,000” and substituting the amount “$912,897.30” therefor.

d.             The definition of “Net Working Capital” in Exhibit A is amended by (i) deleting the amount “$500,000” and substituting the amount “$516,448.65” therefor, and (ii) deleting the amount “$880,000” and substituting the amount “$912,897.30” therefor.

e.             The text of Schedule 6.7 is deleted in its entirety and the text set forth on Exhibit A attached hereto is substituted therefor.

2.             Counterparts.  This Amendment may be executed in several counterparts, and by the parties on separate counterparts, and all such counterparts, when so executed and delivered, shall constitute but one and the same agreement.

*Redacted to preserve the confidential information of the Company.

3.             Binding Effect.  This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

4.             Reaffirmation.  The Merger Agreement, as amended hereby, will remain in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf by its duly authorized officers as of the date first above written.

CORNELL COMPANIES, INC.

By:	/s/ John R. Nieser
Name: John R. Nieser
Title: Treasurer and Chief Financial Officer

CORNELL ACQUISITION CORP.

By:	/s/ John R. Nieser

Name: John R. Nieser
Title: Executive Vice President, Chief Financial Officer, Secretary, and Treasurer

CORRECTIONAL SYSTEMS, INC.

/s/ John Forren
John Forren, President

INFRASTRUCTURE AND
ENVIRONMENTAL PRIVATE
EQUITY FUND III, L.P.,

By:	Infrastructure and Environmental
Private Equity Management III, L.L.C.,
its General Partner

	By:	First Analysis IEPEF Management
Company III, L.L.C., its Member

By:	First Analysis Corporation, its Member

	By:	/s/ James Macdonald
James Macdonald, Managing Director

EXHIBIT A

SCHEDULE 6.7

SEVERANCE PAYMENTS

Upon execution of the Agreement, the Company intends to offer the following employees a bonus/severance package (requires employees to be employed by the Company at the Effective Time) for the gross amounts set forth below:

*

* Redacted to preserve confidential information of the Company.